EXHIBIT 16.  LETTER REGARDING CHANGE IN CERTIFYING ACCOUNTANT


[LETTERHEAD OF PICKETT, CHANEY & MCMULLEN, LLP]

September 11, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Heritage Companies, Inc. (the "Company")

Commissioners:

We have read the statements made by Heritage Companies, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated on or about September 11, 2003. We agree with the statements concerning our Firm in such Form 8-K.



Very truly yours,



/s/ Pickett, Chaney & McMullen, LLP
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Pickett, Chaney & McMullen, LLP